PROMISSORY NOTE

$50,000.00                                                     December 1, 2000

FOR VALUE RECEIVED, the undersigned, Insynq, Inc., a Delaware Corporation, of 1101 Broadway Plaza, Tacoma, W A 98402 promises to pay to the order of One Click Investments, LLC, a Washington Limited Liability Company, at
Moses Lake, W A or such other place as the holder may designate in writing to the undersigned, the principal sum of$50,000.00, together with interest thereon in the amount of Prime, plus 3%, with a Single Payment of principal and interest. The entire principal amount shall be repaid by January 31,2001.

All or any part of the aforesaid principal sum may be prepaid at any time and from time to time without penalty.

In the event of any default by the undersigned in the payment of principal or interest when due or in the event of the suspension of actual business, insolvency, assignment for the benefit of creditors, adjudication of bankruptcy, or appointment of a receiver, of or against the undersigned, the unpaid balance of the principal sum of this promissory note shall at the option of the holder become immediately due and payable and the amount then due shall include the stated interest.


No collateral will be provided.

The maker and all other persons who may become liable for the payment hereof severally waive demand, presentment, protest, notice of dishonor or nonpayment, notice of protest, and any and all lack of diligence or delays in collection which may occur , and expressly consent and agree to each and any extension or postponement of time of payment hereof from time to time at or after maturity or other indulgence, and waive all notice thereof.

In case suit or action is instituted to collect this note, or any portion hereof, the maker promises to pay such additional sum, as the court may adjudge reasonable, attorneys' fees in said proceedings.

This note is made and executed under, and is in all respects governed by, the laws of the State of Washington.


                                       Insynq, Inc.
                                       By:  /s/ John P. Gorst
                                       John P. Gorst
                                       Chief Executive Officer


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